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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 21, 2003

PAUL MUELLER COMPANY (Exact name of registrant as specified in its charter)

MISSOURI (State or other jurisdiction of incorporation)	0-4791 (Commission File No.)	44-0520907 (I.R.S. Employer Identification No.)

1600 WEST PHELPS STREET -- P.O. BOX 828 SPRINGFIELD, MISSOURI (Address of principal executive offices)	65801-0828 (Zip Code)

Registrant's telephone number, including area code: (417) 831-3000

NOT APPLICABLE (Former name or former address, if changed since last report)

END OF COVER SHEET -- PAGE 1

ITEM 7.	Financial Statements and Exhibits.
	(c)	Exhibits
		Exhibit No.		Page No.
		99.1	Press Release dated October 21, 2003, announcing quarterly financial results for the quarter ended September 30, 2003.	3

ITEM 12.	Results of Operations and Financial Condition.

On October 21, 2003, Paul Mueller Company issued a Press Release announcing its financial results for the third quarter ended September 30, 2003. A copy of the Press Release is being furnished as Exhibit 99.1 of this Form 8-K.

END OF PAGE 2

SIGNATURES
Pursuant to the requirements of The Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PAUL MUELLER COMPANY
DATE: October 21, 2003	/S/ DONALD E. GOLIK Donald E. Golik, Senior Vice President and Chief Financial Officer

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EXHIBIT 99.1

IMMEDIATE RELEASE	TRADED: The Nasdaq Stock Market (MUEL)
TUESAY, OCTOBER 21, 2003	FOR FURTHER INFORMATION CONTACT: Donald E. Golik Springfield, Missouri (417) 831-3000

SPRINGFIELD, MISSOURI -- PAUL MUELLER COMPANY TODAY RELEASED ITS THIRD QUARTER REPORT FOR THE PERIOD ENDED SEPTEMBER 30, 2003, AS FOLLOWS:

Paul Mueller Company and Subsidiaries

NINE-MONTH REPORT

(Unaudited)

CONSOLIDATED SUMMARIES OF OPERATIONS

	Three Months Ended September 30		Nine Months Ended September 30		Twelve Months Ended September 30
Net Sales Income (Loss) from Operations before Taxes Tax Provision (Benefit) Net Income (Loss) Earnings (Loss) per Common Share -- Basic Diluted	2003 $ 29,720,000 $ 1,478,000 461,000 $ 1,017,000 $ 0.87 $ 0.86	2002 $ 36,680,000 $ 1,628,000 618,000 $ 1,010,000 $ 0.87 $ 0.87	2003 $ 87,260,000 $ 4,218,000 1,499,000 $ 2,719,000 $ 2.33 $ 2.31	2002 $ 77,791,000 $ (416,000) (88,000) $ (328,000) $(0.28) $(0.28)	2003 $123,618,000 $ 7,490,000 2,554,000 $ 4,936,000 $ 4.23 $ 4.19	2002 $104,859,000 $ (1,611,000) (630,000) $ (981,000) $(0.83) $(0.83)

NOTE:	1)	The effective tax rates for the periods presented vary from the statutory tax rate (34%) due to state income taxes, items that are treated differently for book and tax purposes, and tax credits.

FINANCIAL HIGHLIGHTS
Total Assets Working Capital Current Ratio Net Worth Book Value per Share Backlog	September 30 2003 $77,541,000 $10,748,000 1.28 : 1 $29,669,000 $ 24.85 $46,461,000	December 31 2002 $68,337,000 $11,392,000 1.40 : 1 $29,017,000 $ 24.49 $54,023,000

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